SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

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FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Kekst and Company	Innisfree M&A Incorporated
Attn: Victoria A. Weld and Lawrence A. Rand	Attn: Alan M. Miller
Tel: (212) 521-4800	(212) 750-5833

EL PASO DESPERATE TO DISTRACT SHAREHOLDERS FROM REAL ISSUES

SHAREHOLDER DEMANDS GREATER TRANSPARENCY

Houston, Texas, June 11, 2003—Selim K. Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP) and one of nine nominees to be elected directors to replace El Paso’s incumbent slate of directors at the company’s June 17th shareholder meeting, said today that El Paso’s incumbent board, in an act of utter desperation, is attempting to distract shareholders from the real issue at stake—which board—the incumbents or the nominees—is better qualified to run El Paso.

Mr. Zilkha said, “The press release El Paso issued today concerning the settlement of its involvement in the California energy crisis is yet another scare tactic, and to me, a clear sign that the incumbent board is increasingly desperate to attract shareholder support for the continuation of its failed leadership.

“Let me make it perfectly clear. If elected, our board will not derail any settlement that is in the best interests of shareholders. While we are outraged that El Paso’s actions led it to believe it had to pay $1.7 billion to settle the California matter, we will not interfere with anything that is in the best interests of shareholders.

“Given the size of the settlement and the company’s consistent lack of disclosure, however, it is impossible to discover if the settlement is in the shareholders’ best interests. We challenge El Paso’s management to disclose the justification for the settlement and the details about what actually happened to give rise to the claims being settled. Far from being a derailment of the proposed settlement, this is our demand for transparency. It is time for this board to come clean.

“Over and above the settlement issue, which El Paso obviously is trying to make the lynchpin of its campaign, are far greater concerns. This is a company in serious trouble, crying out for fundamental, systemic and cultural change. Only by transforming the company from the top down, can this change be made. Rather than allowing themselves to be distracted from the real issues, shareholders should look at each slate of nominees to the board and the experience and track record of each nominee in order to determine who is best suited to run this company,” he said.

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On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This document may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this document, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.